EXHIBIT 10.61

SIGMA SYSTEMS GROUP (CANADA) INC.

Nonstatutory Stock Option Agreement

1.             Grant of Option.

On October 6, 2001 (the “Grant Date”),  Sigma Systems Group (Canada) Inc. (“Sigma Canada”) granted to Stephen Nicolle (the “Participant”) an option (“Base Option”) to purchase 4,500,000 shares of Sigma Canada Class B Preferred Shares (each, a “Class B Preferred Share”) pursuant to the Nonstatutory Stock Option Agreement (Base) dated October 6, 2001, and in October, 2001, the Participant purchased from Sigma Canada a total of 4,500,000 shares of Sigma Canada Non-Voting Common Shares (each, a “Common Share”; with such Class B Preferred Shares and Common Shares being referred to herein, collectively, as the “Sigma Canada Shares”) pursuant to the Restricted Stock Agreement (Base) dated October 6, 2001 (“RSA”). As of August 7, 2002, the Participant was vested in 1,218,750 of the Common Shares and 1,218,750 of the Class B Preferred Shares subject to the Base Option (“Vested Sigma Canada Shares”) and unvested in 3,281,250 of the Common Shares and 3,281,250 of the Class B Preferred Shares subject to the Base Option (the “Unvested Sigma Canada Shares”).

Sigma Canada and 1430416 Ontario Inc. (“Holdco”) amalgamated (the “Amalgamation”) to form the amalgamated company, Sigma Systems Group (Canada) Inc. (the “Company”), effective as of August 9, 2002.  In connection with the Amalgamation, Holdco and the Participant executed an agreement regarding the “Offer and Agreement to Purchase Non-Voting Common Shares granted under the Restricted Stock Agreement (Base) among Stephen Nicolle and Sigma Systems Group (Canada) Inc.” (“Holdco Offer”) pursuant to which Holdco purchased all of the 4,500,000 Common Shares and paid for such shares, in part, with the granting of an option (“Holdco Option”) to purchase the 3,281,250 unvested Common Shares.  The Holdco Offer also stated that (a) the Holdco Option would be subject to the same terms as applied to the Common Shares issued under the RSA mutatis mutandis; (b) the Holdco Option and the Base Option to purchase 3,281,250 of the unvested Class B Preferred Shares (“Unvested Base Option”) would be assumed by the Company in connection with the Amalgamation; (c) the Holdco Option and the Unvested Base Option would be terminated and exchanged for an option (the “Unit Option”) to purchase 3,281,250 units (each, a “Unit”), with each Unit consisting of one Company Class B Share and one Company Class C Share, and the agreements evidencing the Unvested Base Option shall govern the Unit Option mutatis mutandis except that (i) the exercise price per Unit will be U.S. $0.30; (ii) the Participant will not receive any vesting acceleration with respect to the Unit Option for any reason or as a result of any event, including but not limited to the Amalgamation and the Share Purchase (as defined below) or the Participant’s termination of employment from Sigma Canada, the Company or Liberate Technologies at any time for any reason and (iii) the Participant cannot use a promissory note to pay the exercise price of the Unit Option.

Pursuant to the Share Purchase Agreement dated July 24, 2002, among Liberate Technologies, 2014120 Ontario Inc., a wholly-owned subsidiary of Liberate (“Purchase Sub”),

the Company, certain holders of the Company’s capital stock (the “Holders”) and Arjun Jasuja, as the representative of the Holders (the “Share Purchase Agreement”), Purchase Sub acquired all of the outstanding shares of capital stock of the Company (the “Share Purchase”).

This agreement (the “Agreement”) evidences the Unit Option (hereinafter, the “option”) granted by the Company on August 9, 2002 at an exercise price per Unit of U.S. $0.30 in exchange for the Holdco Option and Unvested Base Option.

Unless earlier terminated, the option granted hereunder shall expire at 11:59 p.m. (Toronto time) on October 6, 2011 (the “Final Exercise Date”).

It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, (i) the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to exercise the option granted hereby validly under its terms and (ii) the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code.

2.             Vesting Schedule.

The option granted hereunder will become vested as to 93,750 of the 3,281,250 Units upon the completion of each successive, continuousone-month period of service with the Company, with the first of such 93,750 Units becoming vested on August 11, 2002, so that all of the unvested Units shall be vested by June 11, 2005.  In computing the number of months during which Participant shall have been employed with the Company, (i) each month of employment shall be deemed to commence on the 11th day of such month and (ii) a full month of employment shall be counted if employment continued for a period of more than fourteen (14) days in such month.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Units for which it is vested until the earlier of the Final Exercise Date or the termination of the option granted hereunder pursuant to Section 3 hereof.

Notwithstanding the vesting schedule set forth in this Agreement, the Participant may elect to exercise any or all of the unvested portion of the option granted hereunder; provided, however, that (i) the Units received upon the exercise of such unvested portion shall be subject to a right of repurchase by the Company at the option exercise price and (ii) such repurchase right shall lapse at the same rate as the portion of the option so exercised would have become vested under the terms hereof.  If requested to do so by the Company, as a condition to the exercise by the Participant of an unvested portion of the option granted hereunder, the Participant shall enter into a Restricted Stock Agreement with respect to the Units to be received upon such exercise.  Such Restricted Stock Agreement shall be on terms substantially similar to the RSA.  WITHOUT LIMITING THE GENERALITY OF SECTION 7 HEREOF, THE PARTICIPANT ASSUMES ALL RESPONSIBILITY FOR HIS TAX LIABILITY THAT MAY ARISE AS A RESULT OF ANY EXERCISE OF AN UNVESTED PORTION OF THE OPTION GRANTED

HEREUNDER, AND THE PARTICIPANT ACKNOWLEDGES THAT IT IS HIS SOLE RESPONSIBILITY TO TIMELY MAKE ANY DESIRED FILINGS WITH THE INTERNAL REVENUE SERVICE, INCLUDING, WITHOUT LIMITATION, A FILING UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE.

3.             Exercise of Option.

(a)           Form of Exercise.  Each election to exercise the option granted hereunder shall be in writing in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner set forth in paragraph (b) below.  The Participant may purchase less than the number of Units covered hereby, provided that no partial exercise of the option granted hereunder may be for any fractional Units or for fewer than ten whole Units.

(b)           Payment Upon Exercise.  Units purchased upon the exercise of the option granted hereunder shall be paid for as follows:

(1)           in cash or by check, payable to the order of the Company;

(2)           if and when the Units are registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of Units owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Company in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such securities, if acquired directly from the Company, were owned by the Participant at least six months prior to such delivery; or

(3)           by any combination of the above permitted forms of payment.

(c)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, the option granted hereunder may not be exercised unless the Participant, at the time he exercises the option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(d)           Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then the right to exercise the option granted hereunder shall terminate one year after such cessation (but in no event after the Final Exercise Date); provided, however, that the option shall be exercisable only for that portion of the option that had become vested on the date of such cessation.

4.             Adjustments for Changes in Capitalization and Certain Other Events.

(a)           Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Units, as the case may be, other than a normal cash dividend, the number and class of securities and exercise price of the option granted hereunder shall be appropriately adjusted by the Company to the extent the

Company shall determine, in good faith, that such an adjustment is necessary and appropriate.  If this Section 4(a) applies and Section 4(c) also applies to any event, Section 4(c) shall be applicable to such event, and this Section 4(a) shall not be applicable.

(b)           Liquidation or Dissolution.  In the event of a proposed liquidation or dissolution of the Company, the Company shall upon written notice to the Participant provide that the option granted hereunder, to the extent not then exercised, will terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

(c)           Reorganization and Change in Control Events.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Company shall provide that the option granted hereunder shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) and shall continue to become vested in accordance with the original vesting schedule set forth herein.  For purposes hereof, the option granted hereunder shall be considered to be assumed if, following consummation of the Reorganization Event, the option confers the right to purchase, for each Unit subject to the option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Units, as the case may be, for each Unit held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of such outstanding securities).

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, the option granted hereunder, then the Company shall, upon written notice to the Participant, provide that the option granted hereunder will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participant to purchase vested Units before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Units will receive upon consummation thereof a cash payment for each Unit surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Company may instead provide that the then unexercised portion of the option granted hereunder shall terminate upon consummation of such Reorganization Event and that Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of vested Units subject to such unexercised portion of the option, exceeds (B) the aggregate exercise price of such vested Units.

For purposes of this Agreement “Reorganization Event” shall mean:

(i)            any amalgamation, arrangement, merger, consolidation or similar transaction of the Company with or into another entity as a result of which all of the Units of the Company are converted into or exchanged for the right to receive cash, securities or other property; or

(ii)           any exchange of all of the Units for cash, securities or other property pursuant to a share exchange transaction.

For purposes of this Agreement “Change in Control Event” shall mean: (i) a merger, reorganization, or sale of all or substantially all of the assets of the Company in which the shareholders of the Company immediately prior to such transaction do not possess more than 50% of the voting power of the surviving entity (or its parent) immediately after such  transaction in the same proportion to one another after the transaction as before it; or (ii) any transaction or series of related transactions by which voting securities representing the right to elect a majority of the members of the Company’s Board of Directors are transferred to a single person or to a group of persons acting in concert with respect to electing directors of the Company.

5.             Right of First Refusal.

(a)           If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any securities acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company.  The Transfer Notice shall name the proposed transferee and state the number of such securities that the Participant proposes to transfer (the “Offered Shares”), the price per Unit and all other material terms and conditions of the transfer.

(b)           For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice.  In the event the Company elects to purchase all of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period.  Within 10 days after his receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company.  Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for the Offered Shares; provided, however, that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided, further, however, that any reasonable delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c)           If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares to the proposed transferee, provided, however, that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice.  Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 5 shall remain subject to the right of first refusal set forth in this Section 5 and such transferee shall, as a condition to such transfer, deliver to the

Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 5.

(d)           After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a shareholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

(e)           The following transactions shall be exempt from the provisions of this Section 5:

(1)           any transfer of securities to or for the benefit of any parent, spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2)           any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to a prospectus filed in accordance with the securities laws of any Province of Canada; and

(3)           the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to an amalgamation, arrangement, merger, consolidation or similar transaction);

provided, however, that in the case of a transfer pursuant to clause (1) above, such securities shall remain subject to the right of first refusal set forth in this Section 5 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 5.

(f)            The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 5 to one or more persons or entities.

(g)           The provisions of this Section 5 shall terminate upon the earlier of the following events:

(1)           the closing of the sale of Units in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act or pursuant to a prospectus filed in accordance with the securities laws of any Province of Canada; and

(2)           the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than an amalgamation, arrangement, merger, consolidation or similar transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s common shares immediately prior to such transaction beneficially own, directly or indirectly, more than 75% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h)           The Company shall not be required (a) to transfer on its books any of the securities which shall have been sold or transferred in violation of any of the provisions set forth in this Section 5, or (b) to treat as owner of such securities or to pay dividends to any transferee to whom any such securities shall have been so sold or transferred.

6.             Agreement in Connection with Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act or pursuant to a prospectus filed in accordance with the securities laws of any Province of Canada, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Units held by the Participant (other than those securities included in such offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such offering, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.  Subject to the foregoing, if such initial public offering is conducted in accordance with the Securities Act, then promptly upon completion of such offering, the Company agrees to file in accordance with the Securities Act a Registration Statement on Form S-8 (or any applicable successor form or form for a foreign issuer) registering the equity securities then issuable upon any unexercised portion of the option granted hereunder.  If such initial public offering is conducted in Canada, the Company agrees to take such reasonable action under applicable Canadian securities laws to provide comparable liquidity to the Participant of the equity securities issuable upon any then unexercised portion of the option granted hereunder.

7.             Withholding.

(a)           No Units will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state, local or foreign withholding taxes required by law to be withheld in respect of this option.

(b)           The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences arising from this option grant and the transactions contemplated hereby (including the consequences of the exercise of any unvested portion of this option).  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this option grant or the transactions contemplated by this Agreement.

(c)           Notwithstanding any provision of this or any other agreement between the Company and the Participant, the Company shall have the right to withhold any federal, state, local or foreign taxes required by law to be withheld with respect to this option or with respect to the Units acquired upon exercise of this option.  In the event that, for any reason, the Company does not withhold, or the Participant does not pay, such taxes, then the Participant shall be obligated to pay such taxes to the Company on demand by the Company.

8.             Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

9.             No Right to Employment or Other Status.

The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company.

10.           No Rights as Shareholder.

The Participant shall have no rights as a shareholder with respect to any Units to be distributed under this Agreement until becoming the record holder of such Units.

11.           Governing Law.

The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

Dated: August 9, 2002	SIGMA SYSTEMS GROUP (CANADA) INC.

By
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.

STEPHEN NICOLLE

EXHIBIT A

NOTICE OF STOCK OPTION EXERCISE

Date:

Sigma Systems Group (Canada) Inc.

55 York Street, Suite 1100

Toronto, Ontario M5J 1R7

Attention:  Treasurer

Dear Sir or Madam:

I am the holder of a Stock Option Agreement (the “Agreement”) granted to me by Sigma Systems Group (Canada) Inc. (the “Company”) for the purchase of 3,281,250 Units at a purchase price of US$0.30 per Unit.

I hereby exercise my option to purchase _________ Units for which I have enclosed [DESCRIBE PAYMENT METHOD] in the amount of $___.  Please register my certificates for the Units as follows:

Name(s):

Address:

Tax I.D. #:

I represent, warrant and covenant as follows:

1.             I am purchasing the Units for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Units or the securities into which the Units are convertible in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

2.             I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

3.             I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Units and to make an informed investment decision with respect to such purchase.

A-1

4.             I can afford a complete loss of the value of the Units and am able to bear the economic risk of holding the Units and the securities into which the Units are convertible for an indefinite period.

5.             I understand that (i) the Units and the securities into which the Units are convertible have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Units and the securities into which the Units are convertible cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Units or the securities into which the securities are convertible, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any securities of the Company and the Company has no obligation or current intention to register the Units or the securities into which the Units are convertible under the Securities Act.

Very truly yours,

(Signature)

A-2